Exhibit 10.3

HyperSpace Communications & MPC

MANAGEMENT INCENTIVE PLAN (MIP)

This document constitutes the Company’s Management Incentive Plan (“MIP”) and is intended to provide general information concerning the administration of this program. This plan supersedes all prior plans and practices used in connection with administration of Company management incentive bonus programs. The MIP is designed to attract, retain, and reward highly qualified Executives and Key Contributors, and to provide incentives which directly relate to and support the financial performance and growth critical to the Company’s success.

MIP participation levels are generally based on a participant’s ability to influence the attainment of key business objectives.

The Company and the Administrator reserves the right, in its sole discretion, to amend, rescind, suspend, or terminate any portion of this Plan at any time. Nothing in this Plan shall be deemed to constitute a contract or guarantee of employment.

1.	Designation of Participants

The Administrator will designate participants in the program and advise them of their Target Bonus and performance goals for the Performance Period.

2.	Operating Plan Goal

Payment of each participant’s Bonus is based on the Company achieving or exceeding the operating plan goal established by the Company for the Performance Period (the “Operating Plan Goal”), and, where applicable, achievement of individual performance goals. The Operating Plan Goal for the Performance Period means attainment by the Company of an annual corporate goal as set by the Board of Directors and in accordance with the Company’s established accounting procedures. The Operating Plan Goal may be adjusted as necessary to reflect extraordinary events and items (e.g. material acquisitions and dispositions) occurring during the Performance Period or to account for accounting adjustments to the Company’s reported financial results (e.g. those occurring on audit or with respect to purchase accounting). The final operating plan goal will be based upon the audited GAAP results.

3.	Performance Measurement

The Company must achieve the goal targets, as set by the Board, in order for participants to receive any Bonus. Each Participant’s bonus is based on achievement of their individual performance goals as approved by the Administrator. Such goals may include individual, departmental, and/or business unit measurements as appropriate. Please note that participants may or may not have complete ‘line of sight’ impact on the financial measurements (i.e. the ability to directly influence or control the attainment of these performance objectives.)

The Total Bonus Award pool will be calculated on the Company’s achievement of the Operating Plan Goal for the performance period. Individual goal achievement will be calculated from the total bonus award pool established from the Company’s achievement of the Operating Plan Goal.

4.	Powers of Administrator

Subject to the provisions of this Plan, the Administrator shall the authority, in its discretion, to:

a)	Select the participants in this Plan;
b)	Approve forms of notice for use under this Plan;
c)	Approve the setting of Target Bonuses under this Plan;
d)	Approve the setting of the Performance Period under this Plan;
e)

Determine the terms and conditions, not inconsistent with the terms of this Plan, of any award of a Bonus hereunder, including, but not limited to, verification of achievement of the Operating plan Goal and individual performance goals;

f)	Construe, interpret and administer this Plan as necessary to comply with any requirements;

g)	Prescribe, amend, and rescind rules, regulations and guidelines relating to this Plan; and
h)	Make all other determinations deemed necessary or advisable for administering this Plan.

The Administrator’s decisions, determinations and interpretations are final, conclusive and binding upon all persons.

5.	Rules for Administration

a)

Exclusion of Commissioned Employees. Excluded from eligibility in this Plan are sales persons receiving commissions or bonuses related to productivity, or anyone participating in any other incentive/commission plan of the Company.

b)	No Guaranty of Participation Level. Participation at a given level for the Performance Period does not guarantee ongoing participation at the same level for any subsequent performance period.
c)

Achievement Verification and Anticipated Time of Payment. Achievement of the Operating Plan Goal and individual performance goals, if applicable, is subject to verification by the Administrator. It is currently anticipated that payment of Bonuses will be made within 30 days of the completion of the annual audit of the Performance Period (The “Target Payment Date”) unless the Administrator elects to defer the payout of the Bonus or any portion thereof over a period not to exceed one (1) year after the end of the Performance Period.

d)

Death, Disability or Retirement of Participant during the Performance Period. If a participant ceases to be employed by the Company as a result of the participant’s death, disability or retirement from the Company during the Performance Period, the participant will be eligible for payment of a bonus on a pro-rated basis. In such event, and subject to determination with respect to satisfactory achievement of the Operating Plan Goal and individual performance goals, as applicable, the participant will receive a Bonus under this Plan equal to the bonus that would have been paid for the entire Performance Period multiplied by the number of weeks of the participant’s participation over the total number of weeks in the Performance Period.

e)

Termination During Performance Period. If a participant ceases to be an employee of the Company for any reason other than death, Disability or retirement during the Performance Period, no Bonus will be paid to that employee for the Performance Period, unless approved by the Administrator.

f)

Termination after the Performance Period. A participant will be paid their Bonus, subject to determination with respect to satisfactory achievement of the Operating plan Goal and individual performance goals, as applicable, if: (i) a participant is involuntarily terminated without cause, as determined by the Administrator, after the Performance Period, or (ii) if a participant terminates for any reason after the Target Payment Date. Any such payment of a bonus will be made concurrently with payment to other participants in this Plan. Except as otherwise provided in this paragraph, if a participant ceases to be an employee of the Company for any reason other than death, disability or retirement after completion of a Performance Period and prior to payment of a Bonus, no Bonus will be paid unless approved by the Administrator.

6.	Selected Definitions

a)

Administrator. Means the Compensation Committee of the BOD who has designated the Company’s CEO, President, Chief Financial Officer and Vice President of Human Resources to administer the plan on their behalf.

b)

Bonus. The incentive awarded to a Participant pursuant to the terms and conditions of this Plan. The bonus may be in the form of cash, or fully vested and exercisable restricted stock units or a combination of the two at the sole discretion of the Administrator.

c)	Company. HyperSpace Communications Inc. and its subsidiaries including MPC Computers, LLC.
d)	Disability. Total and permanent disability as defined in Section 22(3) of the Code.
e)	Code. The Internal Revenue Code of 1986, as amended.
f)

Target Bonus. The targeted amount of the Bonus, whether stated as a percentage of a participant’s annualized salary or otherwise, that is designated by the Administrator with respect to a participant’s participation under this Plan during the Performance Period.